EXHIBIT 99.1

First State Financial Corporation Announces 45 Percent Increase in First Quarter 2006 Net Income

SARASOTA, Fla., April 17, 2006 (PRIMEZONE) -- First State Financial Corporation (Nasdaq:FSTF) reported first quarter 2006 net income of $1.2 million, an increase of 45% over $797,000 reported for the quarter ended March 31, 2005. On a per diluted share basis, earnings were $0.20 for the first quarter of 2006 and $0.14 for the first quarter of 2005.

"I am delighted to report this extraordinary performance for the first quarter. Developing new customers and new relationships in one of Florida's best markets has resulted in strong and steady asset and earnings growth. We have in place the people and financial products to build on this exciting first quarter," said Corey J. Coughlin, President and CEO.

The increase in net income for the first quarter of 2006 over the respective prior-year period resulted primarily from a 51% increase in net interest income from $2.8 million a year ago to $4.2 million in the current quarter. The net interest margin on a tax equivalent basis for the three months ended March 31, 2006 was 4.73%, compared with 4.64% for the three months ended December 31, 2005 and 4.28% for the three months ended March 31, 2005.

Non-interest income, which includes service charges, mortgage-banking fees and other operating income, totaled $656,000 for the first quarter of 2006, representing a 34% increase from $488,000 for the first quarter of 2005. The increase in non-interest income was attributable to all categories of income.

Non-interest expense for the first quarter of 2006 was $2.7 million, compared with $2 million for the first quarter of 2005. The increase in non-interest expense was primarily attributable to salaries and benefits expense. This is a result of our growth as we have added 13 new staff positions over the past year.

Credit quality remained solid during the first quarter of 2006. As of March 31, 2006, the allowance for loan losses totaled $3.6 million, or 0.98% of total loans and 339% of non-performing loans. These figures compare with 1.09% and 274%, respectively, as of March 31, 2005. Annualized net charge-offs represented .26% of average loans for the quarter ended March 31, 2006 compared to annualized net recoveries of .02% of average loans for the quarter ended March 31, 2005.

Total assets increased 35% to $401.7 million as of March 31, 2006, compared with $296.9 million a year ago. Growth since December 31, 2005 was 8%. Total loans grew 44% to $363.3 million as of March 31, 2006 versus $252.1 million a year ago. Total deposits increased 38% to $337.8 million, compared to $245.1 million a year ago.

During the first quarter of 2006, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of 6 cents per share on its common stock. The cash dividend was paid on March 31, 2006 for shareholders of record as of March 15, 2006.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The bank operates from six locations, three branches in Sarasota County and three branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control, may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

                   First State Financial Corporation
          Unaudited Summary Consolidated Statements of Income

                                                 For the quarter ended
                                                        March 31,
 (in thousands, except for per share data)        2006          2005
                                                  ----          ----

 Interest income                               $   6,899     $   4,221
 Interest expense                                  2,655         1,403
 Net interest income                               4,244         2,818
 Provision for loan loss                             375            --
 Non-interest income                                 656           488
 Non-interest expense                              2,670         2,013
 Income before income tax expense                  1,855         1,293
 Income tax expense                                  697           496
 Net income                                    $   1,158     $     797

 Basic earnings per share                      $    0.20     $    0.14
 Diluted earnings per share                    $    0.20     $    0.14

 Selected financial data (in thousands except for per share data)

                                                For the period ended
                                                        March 31,
                                                  2006          2005
                                                  ----          ----

 Average loans outstanding                     $ 342,473     $ 229,427
 Average earning assets                        $ 365,909     $ 267,404
 Return on assets                                   1.23%         1.16%
 Return on average equity                          10.41%         7.62%
 Net interest margin on a fully
  tax equivalent basis                              4.73%         4.28%

 Weighted average diluted shares               5,910,472     5,878,387

                                             At March 31,  At March 31,
                                                 2006          2005
                                                 ----          ----

 Book Value                                    $    7.73     $    7.23
 End of period shares outstanding              5,863,265     5,856,265

 Total earning assets                          $ 383,009     $ 281,849
 Total assets                                  $ 401,671     $ 296,864

 Net loan (charge-offs) / recoveries           $    (221)    $      12
 Non-accrual loans                             $   1,049     $   1,001
 Non-accrual loans as a % of total loans            0.29%         0.40%

CONTACT:  First State Financial Corporation
          Corey J. Coughlin, President and CEO
          (941) 929-9000
          ccoughlin@firststatefl.com